Exhibit 99.2

CONSTELLATION BRANDS FURTHER REFINES WINE AND SPIRITS
PORTFOLIO AS PART OF ONGOING EFFORTS
TO INFLECT BUSINESS TOWARD THE HIGHER-END
Company to Divest a Portion of its Mainstream and Premium Wine Brands to The Wine Group

VICTOR, N.Y. and SAN FRANCISCO, October 6, 2022 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has reached an agreement with The Wine Group to divest a portion of its mainstream and premium wine portfolio, including Cooper & Thief, Crafters Union, The Dreaming Tree, Monkey Bay, 7 Moons, and Charles Smith Wines. This transaction is expected to close later today.

This decision builds on the company’s efforts to establish a bold and innovative, higher-end wine and spirits portfolio with distinctive brands and products, delivering exceptional consumer experiences. Constellation divested the majority of its popular and mainstream wine and spirits portfolio in 2021 and is focused on competing predominantly in premium and fine wine and craft spirits segments, while continuing to invest in the growth of its remaining strategic mainstream wine and spirits assets.

“A key driver of our success has been our relentless focus on consumer preferences, including long-term consumer-led premiumization trends, and remaining agile in our approach to stay ahead of evolving marketplace dynamics,” said Robert Hanson, EVP & President, wine and spirits division. “Over the past three years, we reshaped ourselves into a higher-end wine and spirits division with intentional, strategic mainstream plays and are moving our business towards becoming a leading global Premium/Fine Wine & Craft Spirits portfolio. This transaction will enable us to focus and shift our portfolio towards the higher end, positioning ourselves to continue delivering industry-leading growth and shareholder value with the right portfolio for our ambitions. In turn, The Wine Group is acquiring great brands that complement its current strategy of continuing to build a premium wine portfolio.”

Constellation’s remaining wine and spirits portfolio contains a more focused set of leading, powerful brands aligned with consumer preferences, spanning mainstream, premium, fine wine and craft spirits segments, including Meiomi, Kim Crawford, The Prisoner Wine Company, The Robert Mondavi family of brands, High West Whiskey, Casa Noble Tequila, Schrader Cellars, Double Diamond, To Kalon Vineyard Company, SIMI, My Favorite Neighbor portfolio of brands, Lingua Franca, Nelson’s Green Brier and others.

Additional commentary related to this transaction will be provided during Constellation’s second quarter fiscal 2023 financial results conference call to be held today, Thursday, October 6, 2022, at 10:30 a.m. EDT. The conference call can be accessed by dialing +1-877-407-9121 and entering conference identification number 13732540, beginning at 10:20 a.m. EDT. A live, listen-only webcast of the conference call will be available on the company’s investor relations website at ir.cbrands.com under the News & Events section.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects and plans, and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.

The forward-looking statements are based on management’s current expectations and should not be construed in any manner as a guarantee that such results will in fact occur or will occur on the timetable contemplated hereby. No assurances can be given that the transaction between Constellation Brands and The Wine Group will occur or will occur on the contemplated terms or timetable. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including completion of the announced transaction; the accuracy of all projections; and other factors and uncertainties disclosed from time-to-time in Constellation Brands’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2022, its Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2022, and its Registration Statement on Form S-4, as amended from time to time, which could cause actual future performance to differ from current expectations.

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, and our fine wine and craft spirits brands, including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey, and our premium wine brands such as Meiomi and Kim Crawford.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, visit www.cbrands.com and follow us on Twitter, Instagram, and LinkedIn.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Alex Wagner alex.wagner@cbrands.com	Joseph Suarez joseph.suarez@cbrands.com